    FOR IMMEDIATE RELEASE    Federal Signal Corporation Appoints New Director OAK BROOK, Illinois, October 26, 2021 — The Board of Directors of Federal Signal Corporation (NYSE: FSS), a leader in environmental and safety solutions, today announced the appointment of Shashank Patel to the company’s board of directors, effective October 25, 2021. Since July 2018, Mr. Patel has served as the Chief Financial Officer (“CFO”) of Watts Water Technologies, Inc. (“Watts”), a global manufacturer headquartered in the US that provides one of the broadest plumbing, heating, and water quality product lines in the world. “We are delighted to announce Shashank’s appointment to our board of directors,” said Dennis J. Martin, Chairman of the board of Federal Signal. “Shashank’s significant experience as a senior finance leader in global industrial organizations, most recently as the CFO of a market-leading public company, positions him to provide immediate, valued insight to our board.” Prior to joining Watts, Mr. Patel spent a combined 21 years globally at Xylem Inc. and ITT Corporation, holding several leadership positions of increased responsibilities in finance, operations and engineering. Mr. Patel graduated from the University of London with a Bachelor of Science in chemical engineering and received an MBA from the Peter Drucker School of Management at Claremont Graduate University in California. About Federal Signal Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com. Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com